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                             PURCHASE AGREEMENT

                                BY AND AMONG

                             SFMT-CHINA, INC.,

                     AMTEC HEBEI TELECOM HOLDINGS, LTD.

                                    AND

                                AMTEC, INC.


                        DATED AS OF AUGUST 26, 1998


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                             TABLE OF CONTENTS

ARTICLE I.  CERTAIN DEFINED TERMS........................................1

ARTICLE II.  PURCHASE AND SALE...........................................1
     SECTION 2.1.      Purchase and Sale.................................1
     SECTION 2.2.      Closing...........................................1
     SECTION 2.3.      Closing Deliveries by Seller......................2
     SECTION 2.4.      Closing Deliveries by Purchaser and AmTec.........2
     SECTION 2.5.      Registration Rights...............................2

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER...................2
     SECTION 3.1.      Organization of V-Tech............................2
     SECTION 3.2.      Organization, Authority and Qualification of
                       Seller............................................2
     SECTION 3.3.      Capitalization; Ownership of the Interests........3
     SECTION 3.4.      No Conflict.......................................4
     SECTION 3.5.      Governmental Consents and Approvals...............4
     SECTION 3.6.      Undisclosed Liabilities...........................5
     SECTION 3.7.      No Litigation.....................................5
     SECTION 3.8.      Events Subsequent to June 30, 1998................5
     SECTION 3.9.      Guaranties........................................6
     SECTION 3.10.     Investment Purpose; Experience....................6
     SECTION 3.11.     Brokers...........................................7

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................7
     SECTION 4.1.      Organization and Authority of Purchaser...........7
     SECTION 4.2.      Organization and Authority of AmTec...............7
     SECTION 4.3.      Capitalization of AmTec...........................7
     SECTION 4.4.      No Conflict.......................................8
     SECTION 4.5.      Governmental Consents and Approvals...............9
     SECTION 4.6.      No Litigation.....................................9
     SECTION 4.7.      Investment Purpose................................9
     SECTION 4.8.      Condition of Conveyed Interests...................9
     SECTION 4.9.      Knowledge and Expertise...........................9
     SECTION 4.10.     Additional Capital Investment.....................9
     SECTION 4.11.     No Reliance.......................................9
     SECTION 4.12.     Brokers..........................................10

ARTICLE V.  ADDITIONAL AGREEMENTS.......................................10
     SECTION 5.1.      Conduct of Business Prior to Closing.............10
     SECTION 5.2.      Access to Information............................10
     SECTION 5.3.      Intercompany Debt................................11
     SECTION 5.4.      China Employees..................................11
     SECTION 5.5.      Consulting Services..............................11
     SECTION 5.6.      Assignment of Claims.............................11
     SECTION 5.7.      EQUANT Equipment Lease...........................12
     SECTION 5.8.      Stockholder Rights...............................12
     SECTION 5.9.      Restrictions on Transfer.........................12
     SECTION 5.10.     AmTec's Board of Directors.......................13
     SECTION 5.11.     Right of Inspection..............................13
     SECTION 5.12.     Regulatory and Other Authorizations; Notices
                       and Consents; Releases...........................13
     SECTION 5.13.     Schedule Supplements.............................14
     SECTION 5.14.     Further Action...................................14

ARTICLE VI.  TAX MATTERS................................................14
     SECTION 6.1.      Indemnity........................................14

ARTICLE VII.  CONDITIONS TO CLOSING.....................................14
     SECTION 7.1.      Conditions to Obligations of Seller..............14
     SECTION 7.2.      Conditions to Obligations of Purchaser...........16

ARTICLE VIII.  INDEMNIFICATION..........................................17
     SECTION 8.1.      Survival of Representations and Warranties.......17
     SECTION 8.2.      Indemnification by Seller........................17
     SECTION 8.3.      Indemnification by Purchaser.....................17
     SECTION 8.4.      General Indemnification Procedures...............18
     SECTION 8.5.      Limits on Indemnification........................19
     SECTION 8.6.      Tax Matters......................................20

ARTICLE IX.  TERMINATION................................................20
     SECTION 9.1.      Termination......................................20
     SECTION 9.2.      Effect of Termination............................20

ARTICLE X.  GENERAL PROVISIONS..........................................21
     SECTION 10.1.     Expenses.........................................21
     SECTION 10.2.     Notices..........................................21
     SECTION 10.3.     Public Announcements.............................21
     SECTION 10.4.     Headings.........................................21
     SECTION 10.5.     Severability.....................................22
     SECTION 10.6.     Entire Agreement.................................22
     SECTION 10.7.     Assignment.......................................22
     SECTION 10.8.     No Third Party Beneficiaries.....................22
     SECTION 10.9.     Amendment........................................22
     SECTION 10.10.    Governing Law....................................22
     SECTION 10.11.    Counterparts.....................................22
     SECTION 10.12.    Specific Performance.............................22




                             PURCHASE AGREEMENT


         PURCHASE AGREEMENT, dated as of August 26, 1998, by and among SFMT-CHINA, INC., a Delaware corporation ("Seller"), AMTEC HEBEI TELECOM HOLDINGS, LTD., a British Virgin Islands corporation ("Purchaser") and AMTEC, INC., a Delaware corporation, ("AmTec")

                            W I T N E S S E T H:

         WHEREAS, Seller owns 75% of the interests in Shanghai V-Tech Telecommunications & Engineering Limited Liability Company, a Sino Foreign equity joint venture limited liability company ("V-Tech") and holds certain debt and contract rights relating to V-Tech ("Other Interests");

         WHEREAS, Purchaser wishes to buy and Seller wishes to sell its 75% of the limited liability company interest in V-Tech and the Other Interests (hereinafter, the "Conveyed Interests") for the consideration set forth herein; and

         WHEREAS, as further inducement for Seller to enter into this Agreement, AmTec wishes to be obligated to perform certain actions as agreed to herein;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements and covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I.

                           CERTAIN DEFINED TERMS

         As used in this Agreement, unless otherwise defined herein, capitalized terms shall have the meanings set forth on Schedule A annexed hereto.

                                ARTICLE II.

                             PURCHASE AND SALE

         SECTION 2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver the Conveyed Interests to Purchaser for a total purchase price of U.S.$8,000,000 (the "Purchase Price") to be paid by the issuance and delivery in the name of Seller or in the name of an Affiliate of Seller, as designated by Seller, 5,925,357 shares of the common stock, $.001 par value, of AmTec (the
"Issued Stock").

         SECTION 2.2. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Conveyed Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Seller at 1751 Pinnacle Drive, North Tower, 12th Floor McLean, Virginia, within 5 business days of the receipt of all necessary governmental approvals, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         SECTION 2.3. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

         (a) an Assignment of Interests, assigning the Conveyed Interests to Purchaser; and

         (b) the certificates and other documents required to be delivered pursuant to Section 7.2.

         SECTION 2.4. Closing Deliveries by Purchaser and AmTec. At the Closing, Purchaser and AmTec shall deliver to Seller:

         (a) the Issued Stock in the name of Seller or its designate; and

         (b) the certificates and other documents required to be delivered pursuant to Section 7.1.

         SECTION 2.5. Registration Rights. Concurrent with the Closing, the parties covenant and agree that AmTec and Seller shall enter into a Registration Agreement in substantially the form attached to this Agreement as Exhibit A (hereinafter, the "Registration Agreement").

                                ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser and AmTec to enter into this Agreement, Seller hereby represents and warrants to Purchaser and AmTec as follows:

         SECTION 3.1. Organization of V-Tech. V-Tech is a Sino Foreign equity joint venture limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders, to own and operate its assets and properties to the extent owned and operated and to carry on its business as it has been and is currently conducted.

         SECTION 3.2. Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser and AmTec) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         SECTION 3.3. Capitalization; Ownership of the Interests.

         (a) The Conveyed Interests are as set forth in Schedule 3.3(a), and such interests are validly issued, fully paid and nonassessable. None of the Conveyed Interests was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Conveyed Interests or obligating Seller or, to Seller's Knowledge, V-Tech to issue or sell any interest in V-Tech. Except as set forth in the Operative Documents (as defined below), to Seller's Knowledge there are no outstanding contractual obligations of V-Tech to repurchase, redeem or otherwise acquire any interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Conveyed Interests are owned of record and beneficially solely by Seller free and clear of all Encumbrances.

         (b) Compliance. Neither Seller nor, to Seller's Knowledge, V-Tech is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. To Seller's Knowledge, V-Tech has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its businesses as presently conducted in all material respects. Neither Seller nor, to Seller's Knowledge, V-Tech is in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) their respective articles of incorporation, certification of formation or bylaws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which each is a party or by which either is bound or to which any of their respective property is subject.

         (c) Attached hereto as Schedule 3.3(c) are true and correct copies of the following (the "Operative Documents"):

             (i) Joint Venture Contract dated April 12, 1995 by and between SSTIC and Seller;

             (ii) April 12, 1995 Conditional Loan Discharge Contract between Seller and Shanghai Science and Technology Investment Corporation, Ltd. ("SSTIC");

             (iii) October 16, 1994 Engineering Services Contract between V-tech and SVC;

             (iv) Articles of Association of V-Tech;

             (v) April 12, 1995 Project Cooperation Contract between V-Tech and SSTIC;

             (vi) April 12, 1995 Technical Support and Consulting Services Contract between V-Tech and SSTIC; and

             (vii) April 12, 1995 Delegated Loan Contract among V-Tech, SSTIC and The Industrial & Commercial Bank of Shanghai Trust & Investment Corp.

With the exception of loan agreements to be discharged at Closing and the documents described in Section 5.7 (the "EQUANT Documents"), neither Seller, nor to Seller's Knowledge, V-Tech is a party to or bound by any other agreement, contract, commitment or instrument related to V-Tech or the business of V-Tech, which is material to the operations of V-Tech or to Seller's investment in V-Tech. With respect to each document attached on
Schedule 3.3(c) (A) the document is legal, valid, binding, enforceable, and in full force and effect; (B) to Seller's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the obligations thereunder; and (C) no party has effectively repudiated any provision of the document.

         SECTION 3.4. No Conflict. The execution and delivery of this Agreement and the Registration Agreement by Seller and the consummation or performance of the transactions contemplated thereby do not and will not at Closing (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller, or any of its assets, properties or businesses, including (without limitation), the businesses of V-Tech, and typically applicable to a transaction of this nature, or (c) except to the extent consent is required under the EQUANT Documents, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Conveyed Interests or on any of the assets or properties of Seller or (to Seller's Knowledge) V-Tech pursuant to any note, bond, mortgage or indenture, stock purchase or sale agreement, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller or, to Seller's Knowledge, V-Tech is a party or by which the Conveyed Interests or any of such assets or properties is bound or affected which could have a Material Adverse Effect.

         SECTION 3.5. Governmental Consents and Approvals. Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

         SECTION 3.6. Undisclosed Liabilities. To Seller's Knowledge, V-Tech has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due ("Liability") and there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of V-Tech's most recent balance sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after June 30, 1998 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities which are not material to the business or assets of V-Tech taken as a whole.

         SECTION 3.7. No Litigation. Except as set forth on Schedule 3.7, there are no actions, suits or proceedings pending or threatened against Seller or (to Seller's Knowledge) V-Tech, at law or in equity before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         SECTION 3.8. Events Subsequent to June 30, 1998. Since June 30, 1998, to Seller's Knowledge, there has been no change in the business, financial condition, operations, results of operations, properties or assets of V-Tech which could have a Material Adverse Effect. Without limiting the generality of the foregoing, since that date, to Seller's
Knowledge:

                 (i) V-Tech has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                 (ii) V-Tech has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the ordinary course of business except for the transactions contemplated by the EQUANT Agreement (as defined in Section 5.7);

                 (iii) no party (including Seller and V-Tech) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which a subsidiary of V-Tech is a party or by which it is bound with the exception of intercompany debt to be cancelled pursuant to this Agreement;

                 (iv) V-Tech has not imposed any security interest upon any of its assets, tangible or intangible;

                 (v) V-Tech has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business;

                 (vi) except as set forth in Schedule 3.8(vi), V-Tech has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the ordinary course of business;

                 (vii) V-Tech has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate;

                 (viii) V-Tech has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the ordinary course of business;

                 (ix) there has been no change made or authorized in the Articles of Association of V-Tech;

                 (x) V-Tech has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xi) V-Tech has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

                 (xii) V-Tech has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business; and

                 (xiii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving V-Tech.

         SECTION 3.9. Guaranties. To Seller's Knowledge, V-Tech is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person except pursuant to the Conditional Loan Discharge Contract dated April 12, 1995 between SFMT-China, Inc. and SSTIC.

         SECTION 3.10. Investment Purpose; Experience. Seller is acquiring the Issued Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof, and Seller has no present arrangement (whether or not legally binding) to sell at any time any Issued Stock to or through any Person or entity. Seller is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act of 1933, as amended, ("Regulation D")) and an Accredited Investor (as defined in Rule 501 of Regulation D). Seller is experienced in the evaluation of businesses similar to the businesses of AmTec, and has such knowledge and experience in financial, business and other relevant matters as to be competent and fully capable of examining on its own all the merits, risks and other aspects of receiving the Issued Stock as contemplated by this Agreement and to make an informed decision with respect thereto. Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and tax advisors.

         SECTION 3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller agrees to indemnify and hold Purchaser harmless for any liability and damage (including reasonable attorney's fees) suffered as a result of any Person or entity making claims for fees and commissions based upon arrangements made by Seller or Seller's parent, Global TeleSystems Group, Inc. (hereinafter, "GTS").

                                ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement, Purchaser and AmTec hereby represent and warrant to Seller as follows:

         SECTION 4.1. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         SECTION 4.2. Organization and Authority of AmTec. AmTec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement (subject to AmTec shareholder approval), to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AmTec, the performance by AmTec of its obligations hereunder and the consummation by AmTec of the transactions contemplated hereby have been duly authorized by all requisite action on the part of AmTec. This Agreement has been duly executed and delivered by AmTec, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of AmTec enforceable against AmTec in accordance with its terms.

         SECTION 4.3. Capitalization of AmTec. (a) The authorized capital stock of AmTec consists of 100,000,000 shares of its common stock, par value $.001 per share, and 10,000,000 shares of convertible preferred stock, having a par value of $.001 per share. As of the close of business on July 31, 1998, there were issued and outstanding 26,074,871 shares of AmTec common stock and 68 shares of Series E convertible preferred stock. All of the issued and outstanding shares of the capital stock of AmTec are, and the Issued Stock (upon issuance in accordance with this Agreement) will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in AmTec's SEC Reports or as set forth in
Schedule 4.3(a) hereof, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating AmTec or any AmTec Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of AmTec , or obligating AmTec to grant, extend or enter into any such agreement or commitment, other than the agreements contained herein or contemplated hereby. There are no outstanding stock appreciation rights of AmTec which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of AmTec.

         (b) Compliance. Except as disclosed in AmTec's SEC Reports filed prior to the date hereof, neither Purchaser, AmTec nor any AmTec Subsidiary is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Purchaser, AmTec and each AmTec Subsidiary have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Neither Purchaser, AmTec nor any AmTec Subsidiary is in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation, certification of formation or bylaws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

         SECTION 4.4. No Conflict. The execution, delivery and performance of this Agreement by Purchaser and AmTec and the Registration Agreement by AmTec do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of Purchaser or AmTec, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or AmTec or any of their respective assets, properties or businesses, and typically applicable to a transaction of this nature or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the respective assets or properties of Purchaser or AmTec pursuant to any note, bond, mortgage or indenture, stock purchase and sale agreement, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser or AmTec is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of Purchaser or AmTec to consummate the transactions contemplated by this Agreement or the Registration Agreement, as the case may be.

         SECTION 4.5. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Purchaser and AmTec do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

         SECTION 4.6. No Litigation. There are no actions, suits or proceedings pending or threatened against Buyer or AmTec, at law or in equity before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign except as disclosed in AmTec's SEC Reports.

         SECTION 4.7. Investment Purpose. Purchaser is acquiring the Conveyed Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.8. Condition of Conveyed Interests. Purchaser and AmTec acknowledge that, prior to execution of this Agreement, (i) each has been afforded access to and the opportunity to inspect the businesses of Seller and V-Tech and Seller's and V-Tech's files and records related thereto, and
(ii) each has inspected such businesses, files and records to the extent it deems necessary or advisable. Purchaser accepts the Conveyed Interests on an "AS IS" and "WHERE IS" basis subject only to the representations and warranties made explicitly in this Agreement and the faithful undertakings agreed to herein including (without limitation) the provisions of Section
5.5 hereof, and not subject to any other assurance, warranty or representation.

         SECTION 4.9. Knowledge and Expertise. AmTec is, and Purchaser is a subsidiary of, a telecommunications company with operations in The People's Republic of China. Each is familiar with foreign, federal, state and local statutes, laws, ordinances, rules and regulations applicable to such businesses and any associated business, and has the expertise necessary to independently evaluate the Conveyed Interests, and the condition, operation, suitability, performance and prospects of such businesses.

         SECTION 4.10. Additional Capital Investment. Purchaser and AmTec understand that Shanghai VSAT Network Systems Co. ("SVC"), a company in which V-Tech holds a 56% equity equivalent interest, plans to raise additional investment capital in the near future and such investments may be dilutive to V-Tech.

         SECTION 4.11. No Reliance. Except as to the representations and warranties of Seller expressly set forth in Article III of this Agreement, neither Purchaser nor AmTec has relied upon any oral or written statements, representations, warranties which may have been made by or on behalf of Seller or upon any written reports, financial data, business plans, projections, forecasts, or any environmental reports, audits, studies or assessments, or any other written materials, copies of which may have been furnished to Purchaser or AmTec as to which Purchaser or AmTec may have been provided access in connection with the transactions contemplated by this Agreement. TO THE EXTENT THAT PURCHASER OR AMTEC HAS BEEN FURNISHED COPIES OF OR BEEN PROVIDED ACCESS TO ANY OF THE FOREGOING, PURCHASER AND AMTEC ACKNOWLEDGE THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, DATA OR MATERIALS (WHETHER WRITTEN OR ORAL) WHICH MAY HAVE BEEN FURNISHED TO PURCHASER OR AMTEC OR ITS REPRESENTATIVES OR AGENTS BY OR ON BEHALF OF SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 4.12. Brokers. No broker, finder or investment banker (other than CIBC Oppenheimer Corp.) is or may be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or AmTec. Purchaser agrees to indemnify and hold Seller harmless for any liability and damage (including reasonable attorney's fees) suffered as a result of any Person or entity making claims against Seller for fees and commissions based upon arrangements by Purchaser or AmTec, including but not limited to claims by CIBC Oppenheimer Corp. or Bruce Kippen or Kippen and Company.

                                 ARTICLE V.

                           ADDITIONAL AGREEMENTS

         SECTION 5.1. Conduct of Business Prior to Closing. Seller covenants and agrees that, between the date hereof and the time of the Closing, Seller shall not vote its interests in V-Tech, nor permit V-Tech to conduct the businesses of V-Tech, other than in the ordinary course and consistent with prior practice without the prior written consent of Purchaser, which shall not be unreasonably withheld. Seller agrees to promptly notify Purchaser in the event of a change in SVC's business which could have a Material Adverse Effect provided Seller has Knowledge, and in the event of a change which could have a Material Adverse Effect, including (without limitation) the severance or resignation of any of the Key Employees and/or officers or directors of V-Tech prior to Closing.

         SECTION 5.2. Access to Information. (a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing, Purchaser shall (i) retain the books and records of V-Tech relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of V-Tech, (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records, and
(iii) give Seller reasonable notice of Purchaser's intention to discard or otherwise destroy such books and records and, upon Seller's request, transfer such books and records to Seller for safekeeping rather than discarding or otherwise destroying same.

         (b) Upon execution of this Agreement and prior to Closing, Seller shall cause V-Tech to provide Purchaser and its representatives, including an independent auditing firm with access to the books and records of V-Tech to enable Purchaser to conduct an audit of such books and records.

         (c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall (i) retain or cause to be retained its books and records which relate to V-Tech and its operations for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser reasonable access (including the right to make photocopies, at the expense of Purchaser) during normal business hours, to such books and records.

         SECTION 5.3. Intercompany Debt. Immediately prior to the Closing, Seller covenants and agrees to cancel any and all intercompany debt, including accounts payable and accrued expenses, owed by V-Tech or SVC to Seller and, to the extent canceled, deliver to Purchaser a written release of such debt dated the Closing Date and/or return to V-Tech its canceled promissory note evidencing such debt.

         SECTION 5.4. China Employees. Seller agrees that it and its Affiliates shall permit Purchaser and its Affiliates to offer employment to any of GTS's employees currently engaged with the businesses of V-Tech with the exception of Raymond I. Marks ("Mr. Marks"). Purchaser agrees to provide Seller written advice regarding such employees it intends to hire concurrent with the execution of this Agreement.

         SECTION 5.5. Consulting Services. Seller agrees to provide consulting services to Purchaser as follows: On an as needed basis GTS will make Mr. Marks available to Purchaser to provide consulting services to the extent such services do not interfere or conflict with the responsibilities and duties of Mr. Marks as a senior executive of GTS or its Affiliates and are limited to (i) explaining V-Tech's historical performance and (ii) providing reasonable assistance in the transition of the relationships of Seller or V-Tech in The People's Republic of China; provided, however, that
(i) Purchaser shall be responsible for the travel, costs and expenses of Mr. Marks at all times when he is providing such services to Purchaser and
(ii) Purchaser and AmTec, jointly and severally, shall indemnify and hold GTS and its affiliates harmless from any liability or damage (including reasonable attorney's fees) resulting from or incurred in connection with such consulting services.

         SECTION 5.6. Assignment of Claims. At Closing, Purchaser or V-Tech will assign to Seller or GTS any and all rights, choses or causes of action which V-Tech or Seller has or may have against Gilat Satellite Networks Ltd., a State of Israel Corporation ("Gilat"), related to or arising out of Gilat's obligations to V-Tech for goods and services prior to the date hereof. Purchaser and AmTec will, and will cause their respective employees, and use their best efforts to cause V-Tech, to cooperate with Seller with regard to its litigation or settlement of any such claim; to provide information and assistance in connection with any action taken by Seller in connection with its or V-Tech's claims against Gilat Satellite Networks Ltd.; and to take reasonable measures to protect and keep in its current repair and condition, and return to Seller or its designee, the equipment supplied by Gilat to V-Tech or Seller, as listed on Schedule 5.6 hereto, and which is the subject of Seller's claims against Gilat The foregoing undertakings shall be at Seller's sole cost and expense including the cost of insurance acceptable to Seller in its sole discretion.

         SECTION 5.7. EQUANT Equipment Lease. Concurrent with the Closing, Seller covenants and agrees to cause its affiliate, GTS Equipment, Inc. ("GTS Equipment"), and its parent, GTS, to assign to AmTec or a subsidiary of AmTec, and AmTec agrees to assume or cause such subsidiary to assume, all their respective rights and obligations under, pursuant to or in connection with (i) that certain Equipment Lease Agreement by and between GTS Equipment and EQUANT U.S., Inc. ("EQUANT") dated July 3, 1998 (the "EQUANT Agreement"), (ii) any sublease pursuant thereto, and (iii) the Guarantee dated July 3, 1998 delivered by GTS to EQUANT in connection with
(i) above, in each case subject to any requisite consents to such assignment, including (but not limited to) the consent of EQUANT.

         SECTION 5.8. Stockholder Rights.  Seller understands that:

                    (i) The Issued Stock has not been registered under the Securities Act or any applicable state securities or "Blue Sky" laws, and may be required to be held indefinitely, unless subsequently registered under the Securities Act of 1933 (the "Securities Act") and such applicable Blue Sky laws, or an exemption from such registration is available.

                    (ii) other than as set forth in the Registration
               Agreement, AmTec is under no obligation to file a registration statement with the Securities and Exchange Commission (the "Commission") or any state securities commission with respect to such Issued Stock; provided, however, AmTec covenants and agrees to use its best efforts to complete a public offering of its common stock within the three years following the Closing in which Seller may tender the Issued Stock in whole or in part in proportion to the total holdings requested to be registered and subject to the discretion of the underwriters.

         SECTION 5.9. Restrictions on Transfer. With the exception of any transfer of the Issued Stock to an Affiliate of Seller which remains its Affiliate immediately after such transfer, Seller (and its transferee, successor or assign) agrees that (a) it will not offer, sell or otherwise dispose of the Issued Stock, unless such offer, sale or other disposition is effected in accordance with the terms of this Agreement or the Registration Agreement and such offer, sale or other disposition is (i) registered under the Securities Act and applicable state securities laws or is exempt from registration under such laws or (ii) in compliance with an opinion of counsel to Seller delivered to AmTec hereunder and reasonably acceptable to AmTec and its counsel to the effect that such offer, sale or other disposition thereof does not violate the Securities Act or applicable state securities laws, and (b) the certificate(s) representing such common stock shall bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, DOES NOT VIOLATE THE PROVISIONS THEREOF OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT OF 1933.

         Upon request of Seller or other person who in accordance with the provisions of this Section 5.10 becomes a holder of the Issued Stock, AmTec shall remove the legend set forth above from the certificates evidencing such Issued Stock or issue to such holder new certificates therefore free of such legend, if with such request AmTec shall have received an opinion of counsel that is reasonably acceptable to AmTec and its counsel to the effect that such Issued Stock, as applicable, is not required by the Securities Act or other applicable law to continue to bear the legend or a legend similar thereto.

         Notwithstanding the foregoing, Seller covenants and agrees not to transfer the Issued Stock prior to the third anniversary of the Closing; provided, however, that Seller may transfer such Issued Stock in whole or in part (i) after the first anniversary of the Closing and prior to such third anniversary in a transaction exempt from registration if the transferee thereof agrees to refrain from any public resale of such Issued Stock until such third anniversary, (ii) at any time in response to a tender offer by a third party (not an Affiliate of Seller) for shares of AmTec's common stock made in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof and which would result in the acquirer in such tender offer obtaining, in the aggregate, 51% or more of AmTec's common stock, or (iii) at any time in a registered sale effected pursuant to a registration under the Securities Act.

         SECTION 5.10. AmTec's Board of Directors. At any time after the Closing Date, as long as Seller or one of its Affiliates is the holder of at least 50% of the Issued Stock, upon reasonable notice to AmTec, Seller shall have the right to nominate one member to AmTec's Board of Directors and AmTec shall use its best efforts to effect the election to its Board of Directors of such nominee.

         SECTION 5.11. Right of Inspection. AmTec agrees that Seller, as long as it or one of its Affiliates is the registered owner of the Issued Stock, shall have the right to the extent provided under the Delaware General Corporation Law to inspect the books and records of AmTec and to make copies of such books and records during AmTec's normal business hours.

         SECTION 5.12. Regulatory and Other Authorizations; Notices and Consents; Releases. Seller and Purchaser shall each use their reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that Purchaser determines to be necessary or appropriate in connection with the transactions contemplated by this Agreement.

         SECTION 5.13. Schedule Supplements. From time to time prior to the Closing, Seller shall supplement or amend the Schedules hereto with respect to any matter arising after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to complete or correct any information in such Schedules or in any representation or warranty of the Seller which has been rendered inaccurate thereby.

         SECTION 5.14. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                ARTICLE VI.

                                TAX MATTERS

         SECTION 6.1. Indemnity. (a) To Seller's Knowledge, V-Tech has filed all tax returns required by law, and Seller agrees to indemnify and hold harmless Purchaser against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: Taxes imposed by the United States or The People's Republic of China or any state, provincial or local taxing authority in the United States or The People's Republic of China on Seller with respect to its share of income or gain of V-Tech relating to taxable periods ending on or before the Closing Date.

         (b) Purchaser agrees to indemnify and hold harmless Seller and its Affiliates against the Taxes imposed by the United States or The People's Republic of China or any state or local taxing authority in the United States or The People's Republic of China with respect to its share of income or gain of V-Tech relating to taxable periods after the Closing Date and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes.

                                ARTICLE VII.

                           CONDITIONS TO CLOSING

         SECTION 7.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

         (a) Due Diligence. Seller shall have completed its due diligence investigation of AmTec and each relevant AmTec Subsidiary to the satisfaction of Seller and its counsel.

         (b) Representations, Warranties and Covenants. The representations and warranties of Purchaser and AmTec contained in this Agreement and each considered individually shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made solely as of another date; the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects; and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

         (c) No Proceeding or Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the provisions of this Section 7.1(b) shall not apply if Seller has directly or indirectly solicited or encouraged any such Action.

         (d) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser and, to the extent applicable, AmTec, of the resolutions duly and validly adopted by the Board of Directors of Purchaser and the Board of Directors of AmTec, as the case may be, evidencing their respective authorization of the execution and delivery of this Agreement and the Registration Agreement, respectively, and the consummation of the transactions contemplated hereby or thereby.

         (e) Consents. Seller shall have obtained and delivered copies to Purchaser and AmTec, if in writing, all consents required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including (without limitation), the consent of the other holder(s) of equity joint venture limited liability company or similar interests in V-Tech and all requisite orders, approvals, authorizations and consents of Governmental Authorities.

         (f) Opinion. Seller shall have received an opinion of AmTec's general counsel, satisfactory in form and substance to Seller, dated as of the date of Closing, as to the due authority to issue the Issued Stock, that the Issued Stock is duly and validly issued, and upon closing, will be fully paid and nonassessable, and that the issuance of the Issued Stock does not conflict with the charter or by-laws of AmTec or otherwise conflict with any Law or any contractual restrictions applicable to AmTec.

         (g) Registration Agreement. AmTec shall have executed and delivered the Registration Agreement.

         SECTION 7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

         (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made solely as of another date; the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects; and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

         (b) No Proceeding or Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the provisions of this Section 7.2(b) shall not apply if Purchaser has directly or indirectly solicited or encouraged any such Action.

         (c) Audit. The books and records of V-Tech shall be in such condition to (i) allow Purchaser and the independent accountant of its choice to audit same in accordance with United States Generally Accepted Auditing Standards and, (ii) to permit Purchaser and its accountant to prepare financial statements for its filings under the Securities Exchange Act of 1934, as amended, in compliance with Regulation S-X.

         (d) Shareholder Approval; Exchange Listing. AmTec shall have obtained requisite approval of its shareholders for the issuance of the Issued Stock and approval to issue the Issued Stock from the American Stock Exchange.

         (e) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         (f) Consents. Seller shall have obtained and delivered copies to Purchaser and AmTec, if in writing, all consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including (without limitation), the consent of the other holder(s) of equity joint venture limited liability or similar interests in V-Tech and all requisite orders, approvals, authorizations and consents of Governmental Authorities.

         (g) Opinion. Purchaser and AmTec shall have received an opinion of Seller's China counsel, acceptable in form and substance to Seller, Purchaser and AmTec and their respective counsel.

                               ARTICLE VIII.

                              INDEMNIFICATION

         SECTION 8.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement, and all statements contained in this Agreement, the schedules and any certificate or other document delivered pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing for a period of two years. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties made explicitly herein shall be reduced by any investigation made at any time by or on behalf of Purchaser whether before or after the execution of this Agreement or the Closing. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by either party, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         SECTION 8.2. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective representatives for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them (hereinafter a "Loss"), arising out of or resulting from:

             (i) the breach of any representation or warranty made by Seller contained in the Acquisition Documents;

             (ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents; or

             (iii) the rights, choses or causes of action against Gilat (and any counterclaims by Gilat) assigned to Seller pursuant to
          Section 5.9 hereof.

The sole remedy for Purchaser and its Affiliates (including but not limited to AmTec) and their respective representatives against Seller or its Affiliates for any liability arising out of this Agreement or the transactions contemplated hereby shall be as set forth in Section 8.5 of this Agreement.

         SECTION 8.3. Indemnification by Purchaser. Purchaser and AmTec, jointly and severally, shall indemnify and hold harmless Seller and its Affiliates and their respective representatives against any and all Losses actually incurred by any of them arising out of or resulting from (a) the breach of any representation or warranty made by Purchaser or AmTec in the Acquisition Documents, (b) the breach by Purchaser or AmTec of any of its covenants or agreements in the Acquisition Documents (c) the breach by AmTec (after Closing) of agreements with or made in connection with EQUANT listed on Schedule 8.3 hereto subject to their assignment at Closing or (d) if and to the extent such Losses directly or proximately result from Purchaser's ownership of the Conveyed Interests and operation of V-Tech after Closing.

         SECTION 8.4. General Indemnification Procedures. If Purchaser or any of its Affiliates or their respective representatives shall seek indemnification pursuant to Section 8.2 hereof or Seller or any of its Affiliates or their respective representatives shall seek indemnification pursuant to Section 8.3 hereof, such party seeking indemnification (the "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party"), stating all facts and circumstances known to the Indemnified Party relating to the claim for which indemnification is sought, the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as soon as practicable but in no event later than ten days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of his or its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure, and shall not relieve the Indemnifying Party from any other obligation or liability that he or it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing his or its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at his or its expense and through counsel reasonably satisfactory to the Indemnified Party if he or it gives notice of his or its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, the Indemnified Party shall be entitled to retain his or its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. Notwithstanding the foregoing, if any Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect him or it or his or its Affiliates, other than as a result of monetary damages, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall not be bound by or required to indemnify the Indemnified Party for any loss or damage incurred in connection with any determination of an action so defended or any compromise or settlement thereof effected by the Indemnified Party without the Indemnifying Party's prior written consent. In the event the Indemnifying Party exercises the right to undertake a defense against a Third Party Claim as provided herein, the Indemnified Party shall make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party in a manner which does not involve the complete release of the Indemnified Party without the written consent of the Indemnified Party. The Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnified Party shall have the right to defend such proceeding. However, if the Indemnifying Party subsequently notifies the Indemnified Party of its intent to assume the defense of such proceeding, the Indemnified Party shall permit the assumption of the defense by the Indemnifying Party. In no event will the Indemnifying Party be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party, without the written consent of the Indemnifying Party.

         SECTION 8.5. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the indemnification set forth in this Article VIII shall not cover any claim until the cumulative amount of all indemnifiable Losses incurred, suffered or paid by the Indemnified Party, or the damages claimed against the Indemnified Party in actions for which the Indemnifying Party is responsible for defending hereunder, exceeds $50,000 in the aggregate, whereupon the Indemnified Party shall be entitled to indemnification under this Agreement for the full amount of all such indemnifiable Losses and any additional indemnifiable Losses thereafter, subject to the limitation set forth in the following sentence of this Section 8.5. The sole recourse of Purchaser and its Affiliates (including, without limitation, AmTec) and their respective representatives, for their respective indemnifiable Losses shall be Seller's relinquishment and redelivery of shares of the Issued Stock free and clear of all encumbrances (valued on the basis of the average low and high prices during the most recently completed week prior to the Final Determination of the amount of indemnifiable Losses but in no event less than $1.35 per share) in a number equal, based on their value, to the amount of the indemnifiable Losses claimed. In the event Seller shall have sold all or a portion of the Issued Stock prior to the Final Determination of the amount of indemnifiable Losses, Seller's liability in the aggregate shall be limited to (i) the relinquishment and redelivery of shares of the Issued Stock still beneficially owned by Seller, as provided in the preceding sentence of this Section 8.5, plus (ii) an amount in cash equal to the aggregate proceeds received by Seller upon disposition of the portion of the Issued Stock no longer beneficially held by Seller, provided that Seller shall have the option, in its sole discretion, to purchase stock of AmTec in the public market and use such stock to satisfy its obligations under this Article VIII on the same basis as if such stock was still owned prior to the Final Determination of the amount of indemnifiable Losses. In the event that Seller receives assets other than cash upon the disposition of Issued Stock, for purposes of determining the amount of proceeds for purposes of this Section 8.5, the assets shall be valued at their fair market value, as determined by a third party acceptable to both Purchaser and Seller on the date of their receipt by Seller.

         SECTION 8.6. Tax Matters. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by
Article VI.

                                ARTICLE IX.

                                TERMINATION

         SECTION 9.1. Termination. Any party may terminate this agreement at any time prior to the Closing by written notice to the other parties:

         (a) by Purchaser and AmTec, in their discretion, if, between the date hereof and the time scheduled for the Closing an event or condition occurs, or fails to occur, that has resulted in or that may reasonably be expected to result in a Material Adverse Effect;

         (b) by either Purchaser and AmTec or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either Purchaser and AmTec, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or parties and such breach has not been waived; or

         (d) (i) by Purchaser and AmTec if any of the conditions in
Section 7.2 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser and AmTec to comply with its obligations under this Agreement) and Purchaser and AmTec have not waived such condition on or before Closing; or (ii) by Seller, if any of the conditions in Section 7.1 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before Closing.

         SECTION 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 10.1 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to its termination.

                                 ARTICLE X.

                             GENERAL PROVISIONS

         SECTION 10.1. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 10.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt or refusal upon presentation) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

         (a) if to Seller:

                     c/o Global TeleSystems Group, Inc.
                     1751 Pinnacle Drive
                     North Tower, 12th Floor
                     McLean, Virginia 22102
                     Facsimile:   (703) 918-0338
                     Attention:   Grier Raclin, General Counsel

         (b) If to Purchaser or AmTec:

                     AmTec, Inc.
                     599 Lexington Avenue, 44th Floor
                     New York, New York  10022-6030
                     Facsimile:   (212) 319-9288
                     Attention:   James O'Brien, General Counsel

         SECTION 10.3. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior review and prior written consent by and coordination with the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement, subject to their respective disclosure obligations under applicable securities laws and regulations and applicable Nasdaq or American Stock Exchange requirements.

         SECTION 10.4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by or under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 10.6. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller, Purchaser and AmTec with respect to the subject matter hereof.

         SECTION 10.7. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller, Purchaser and AmTec (which consent may be granted or withheld in the sole discretion of Seller or Purchaser).

         SECTION 10.8. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.9. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller, Purchaser and AmTec.

         SECTION 10.10. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Any claim or dispute arising out of or relating to this Agreement which is not settled by the parties within sixty days after notice thereof is first given by any party to the others shall be finally settled under the Commercial Rules of the American Arbitration Association (the "AAA"). The arbitration shall be conducted in the City of McLean, Virginia by a panel of three arbitrators, selected by the AAA. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         SECTION 10.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

              [Remainder of this page is intentionally blank.]




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SFMT-CHINA INC.


                                          By: /s/ Raymond I. Marks
                                             -------------------------
                                          Name:  Raymond I. Marks
                                          Title: Senior Vice President


                                          AMTEC, INC.


                                          By: /s/ Joseph R. Wright, Jr.
                                             -----------------------------
                                          Name:  Joseph R. Wright, Jr.
                                          Title: Chairman, Chief Executive
                                                 Officer and President


                                          AMTEC HEBEI TELECOM HOLDINGS, LTD.


                                          By: /s/ Joseph R. Wright, Jr.
                                             --------------------------
                                          Name:  Joseph R. Wright, Jr.
                                          Title: Chairman




                                 SCHEDULE A

                           CERTAIN DEFINED TERMS

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, except that (i) Chatterjee Fund Management and (ii) Open Society Institute shall not be deemed to be Affiliates of Seller or GTS.

         "AmTec Subsidiary" means any and all corporations, partnerships, joint ventures, associations and other entities controlled by AmTec directly or indirectly.

         "Assignment of Interest" shall mean the document or interest transferring and assigning the Conveyed Interests to Purchaser.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

         "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind.

         "Final Determination" shall mean the date of the order or determination in which the relevant court or arbitrator fixes the amount of damages in the relevant case.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Government Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Key Employees" shall mean Mr. Marks, Howard Wang, Len Jui, Regis Kwong and Ruby Chan.

         "Knowledge" shall mean the actual awareness of a fact or other matter that an individual who is serving, or who has served, as a director, officer or Key Employee of Seller has or at any time had.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Liabilities" means any and all indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Material Adverse Effect" means any circumstance, change in, or effect on the businesses of V-Tech that, individually or in the aggregate
(a) is, or reasonably could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of V-Tech, taken as a whole, or (b) could materially adversely affect the ability of Purchaser, to operate or conduct such businesses in the manner in which it is currently operated or conducted by Seller and its Affiliates.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "SEC Reports" means each report, schedule, registration statement and definitive proxy statement filed by AmTec with the Securities and Exchange Commission since March 31, 1995 (as such documents have since the time of their filing been amended).

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.




                              Schedule 3.3(a)

                             CONVEYED INTERESTS

The Conveyed Interests are 75% of the equity of V-Tech based upon SFMT-China Inc.'s contributions to the Registered Capital of V-Tech in accordance with the Joint Venture Contract with SSTIC and any and all rights or obligations of such equity ownership of V-Tech.

Additionally, the Conveyed Interests are the rights and obligations of SFMT-China, Inc. under the Conditional Loan Discharge Contract dated April 12, 1995 between SFMT-China, Inc. and SSTIC.




                              Schedule 3.3(c)

Articles of Association of Shanghai V-Tech Telecommunications & Engineering Limited Liability Company dated April 12, 1995.

Joint Venture Contract dated April 12, 1995 by and between SSTIC and SFMT-China, Inc.

Project Cooperation Contract dated April 12, 1995 between V-Tech and SSTIC.

Technical Support and Consulting Services Contract dated April 12, 1995 between V-Tech and SSTIC.

Delegated Loan Contract dated April 12, 1995 among V-Tech, The Industrial & Commercial Bank of Shanghai Trust & Investment Corp. and SSTIC.

Conditional Loan Discharge Contract dated April 12, 1995 between SFMT-China and SSTIC.

Engineering Services Contract dated October 16, 1994 between V-Tech and
SVC.



                                Schedule 3.5

         The transfer of the Conveyed Interest is subject to the approval of the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China ("MOFTEC") and the subsequent issuance by MOFTEC of a new Approval Certificate and the approval of the relevant branch of the State Administration for Industry and Commerce to change company registration.



                                Schedule 3.7

                                 Litigation

Shanghai V-Tech Telecommunications Systems Co. Ltd. (PRC) v. Gilat Satellite Networks Ltd. (Israel), ICC International Court of Arbitration Case No. 9916CK.




                              Schedule 3.8(vi)

On or about August 6, 1998 V-Tech made a loan to SVC for working capital in the amount of approximately 1,000,000 RMB (approximately US$120,000).



                              Schedule 4.3(a)

As of August 9, 1998, AmTec and United International Holdings, Inc. have entered into a binding letter of intent (the "Agreement") to combine their telecommunications business in China. Pursuant to the agreement, AmTec will purchase 100% of the stock of UIH-Hunan from UIH Asia-Pacific Communications, Inc. ("UAP") in consideration for shares of AmTec's preferred stock valued at approximately $12 million and convertible into approximately 9.6 million shares of AmTec common stock (subject to certain antidilution provisions to be negotiated). The Agreement also grants to UAP an option to purchase additional shares of AmTec common stock (up to an aggregate ownership interest of 25%) at a price of $3.00 per share. The transaction is expected to close in the third quarter.




                                Schedule 5.6

                              Gilat Equipment




                                 EXHIBIT A

                       Registration Rights Agreement

                                (See Tab 2)



                                                            CONFORMED COPY


                       REGISTRATION RIGHTS AGREEMENT


       This Registration Rights Agreement (this "Agreement") is made and entered into as of August 26, 1998 by and between AmTec, Inc., a Delaware corporation (the "Company") and SFMT-China, Inc., a Delaware corporation, its successors and assigns ("Shareholder").

       This Agreement is made pursuant to that certain Purchase Agreement dated August 26, 1998 (the "Purchase Agreement"), by and among the Company, Shareholder, and AmTec Hedei Telecom Holdings, Ltd. In order to induce Shareholder to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Closing under the Purchase Agreement.

       The parties hereby agree as follows:

SECTION 1.  DEFINITIONS

       As used in this Agreement, the following capitalized terms shall have the following meanings:

       "Act" shall mean the Securities Act of 1933, as amended.

       "Closing Date" shall mean the date of this Agreement.

       "Commission" shall mean the Securities and Exchange Commission.

       "Common Stock" shall mean the issued and outstanding shares of the Company's common stock, $.001 par value.

       "Holders" shall mean Shareholder and any other person holding Restricted Securities to whom the rights under this Agreement have been transferred.

       "Issued Stock" shall mean the 5,925,357 shares of the Company's Common Stock issued in accordance with the Purchase Agreement.

       "Person" shall mean an individual, partnership, corporation, trust, limited liability company, unincorporated organization, or a government or agency or political subdivision thereof.

       "Prospectus" shall mean the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

       "Registration Statement" shall mean any registration statement of the Company that covers any of the Restricted Securities pursuant to the provisions of this Agreement, including the Prospectus included therein, all amendments thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

       "Restricted Securities" shall mean the Issued Stock and any other securities issued in respect thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, upon original issuance thereof, and at all times subsequent thereto, until (a) the date on which it has been registered effectively pursuant to the Securities Act and disposed of in accordance with the Registration Statement relating to it, (b) the date on which such shares of common stock are distributed to the public pursuant to Rule 144 (or any similar provisions then in effect) promulgated by the Commission pursuant to the Securities Act or (c) the date on which it ceases to be outstanding.

       "Underwritten Registration" or "Underwritten Offering" shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

SECTION 2.  PIGGYBACK REGISTRATIONS

       (a) Notice and Request to Piggyback. Whenever the Company proposes to register any of its Common Stock under the Act (a "Piggyback Registration"), the Company will give written notice to all Holders of its intention to effect such a registration not later than the earlier to occur of (i) the fifth day following receipt by the Company of notice of exercise of any demand registration rights or (ii) 45 days prior to the anticipated filing date. Subject to the provisions of Sections 2(c) and 2(d), the Company will include in such Piggyback Registration all Restricted Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) business days after the receipt by the applicable Holder of the Company's notice. The Holders shall be permitted to withdraw all or any part of the Restricted Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. If a Piggyback Registration is an Underwritten Offering effected:

              (i) under Section 2(c) hereof, all Holders whose securities are included in the Piggyback Registration shall be obligated to sell their securities on the same terms and conditions as apply to the securities being issued and sold by the Company, or

              (ii) under Section 2(d) hereof, all Holders whose securities are included in the Piggyback Registration shall be obligated to sell their securities on the same terms and conditions as apply to the securities being sold by the Person or Persons who initiated the Piggyback Registration under said Section 2(d).

       (b) Piggyback Expenses. All expenses incurred in effecting each of the registrations provided for in this Section 2 including (without limitation) all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of counsel for the Holders, underwriting expenses (other than underwriting discounts, selling concessions or commissions), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 3(d) hereof, shall be borne and paid by the Company.

       (c) Priority on Underwritten Primary Registration. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the total number of shares of Common Stock requested to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering, the Company will include in such registration:

              (i) first, all shares of Common Stock the Company proposes to sell, and

              (ii) second, the Restricted Securities and such other shares of Common Stock requested to be included in such registration in excess of the number of shares of Common Stock the Company proposes to sell which, in the opinion of such underwriters, can be sold (allocated pro rata among the holders of such Restricted Securities and other shares of Common Stock on the basis of the number of shares of Common Stock requested to be included therein by each such holder).

       (d) Priority of Underwritten Secondary Registration. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Common Stock and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering, the Company will include in such registration:

              (i) first, the Restricted Securities requested to be included in such registration by the Holders and

              (ii) second, up to the full number of such other shares of Common Stock requested to be included in such registration by the securityholders initiating such registration propose to sell which, in the opinion of such underwriters, can be sold in excess of the Restricted Securities.

       (e) Selection of Underwriters. If any Piggyback Registration is an Underwritten Offering, the Company will have the right to select the investment banker or investment bankers and manager or managers to administer the offering, which investment banker or bankers shall be major nationally recognized investment bankers.

SECTION 3.  REGISTRATION PROCEDURES

       Whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any Restricted Securities under the Act, the Company will, as expeditiously as possible:

       (a) Prepare and file with the Commission a Registration Statement with respect to such Restricted Securities and use its best efforts to cause such Registration Statement to become and remain effective (provided that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company will furnish to counsel for the Holders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

       (b) Prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of Restricted Securities covered by such Registration Statement in accordance with the intended method or methods of disposition set forth in such Registration Statement;

       (c) Furnish to the Holders such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in the Registration Statement (including each preliminary Prospectus), and such other documents, as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Restricted Securities;

       (d) Use every reasonable effort to register or qualify all Restricted Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as the Holders shall reasonably request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable the Holders to consummate the public sale or other disposition in such jurisdiction of the Restricted Securities owned by such Holders covered by such Registration Statement; provided, however, that the Company shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

       (e) Notify the Holders at any time when a Prospectus relating to the Restricted Securities covered by such Registration Statement is required to be delivered under the Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and at the request of the Holders, prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

       (f) Cause all such securities covered by such Registration Statement to be listed on each securities exchange on which securities of the same class are then listed;

       (g) Provide a transfer agent and registrar for such securities not later than the effective date of such Registration Statement;

       (h) Enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Holders may reasonably request in order to expedite or facilitate the disposition of such securities (including, without limitation, effecting a stock split or a combination of shares);

       (i) Make available for inspection by the Holders, any underwriter participating in any distribution pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Holders or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by the Holders, such underwriter, attorney, accountant or agent in connection with such Registration Statement; and

       (j) Obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters.

SECTION 4.  INDEMNIFICATION

       (a) In the event of any registration of any of its securities under the Act pursuant to this Agreement, the Company, to the extent permitted by law, shall indemnify and hold harmless the Holders, each underwriter (as defined in the Act), each other Person who participates in the offering of such securities, and each other Person, if any, who controls (within the meaning of the Act) a Holder, such underwriter or participating Person, against any losses, claims, damages or liabilities, joint or several, to which a Holder, such underwriter, participating Person or controlling Person may become subject under the Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained in (x) any Registration Statement (on the effective date thereof) under which such securities were registered under the Securities Act, (y) any preliminary Prospectus or final Prospectus contained therein, or (z) any summary Prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or (ii) any alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Holder or any such underwriter, participating Person or controlling Person for any legal or other expenses reasonably incurred by the Holder, such underwriter, participating Person or controlling Person in connection with investigating or defending any such loss, damage, liability or action; provided, however, that the Company shall not be liable to a Holder, or any such underwriter, participating Person, or controlling Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such Registration Statement, preliminary Prospectus, summary Prospectus, final Prospectus, or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by Shareholder, specifically for use therein.

       (b) The Holders shall indemnify and hold harmless the Company, its directors and officers, each underwriter (as defined in the Act), and each other Person, if any, who controls (within the meaning of the Act) the Company or any underwriter, against any losses, claims, damages, or liabilities, joint or several, to which the Company, any such director or officer, any such underwriter, or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which Restricted Securities are registered under the Securities Act, any preliminary Prospectus or final Prospectus contained therein, or any summary Prospectus issued in connection with any such securities being registered, or any amendment or supplement thereto, or (2) any alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case to the extent, but only to the extent, that such alleged untrue statement or alleged omission was made in such Registration Statement, preliminary Prospectus, summary Prospectus, final Prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Holders specifically for use therein, and then only to the extent that such alleged untrue statements or alleged omissions by the Holders were not based on the authority of an expert as to which the Holders had no reasonable ground to believe, and did not believe, that the statements made based on the authority of such expert were untrue or that there was an omission to state a material fact; provided, however, that no right of indemnification shall exist under this
Section 4(b) for any alleged untrue statement or alleged omission which the Holders timely corrected and remained untrue in or omitted from the relevant Registration Statement or Prospectus as a result of the Company's failure to correct same therein. Notwithstanding the foregoing provisions of this Section 4(b), the Holders shall not be required to pay under such provisions an amount in excess of the proceeds received by the Holders in payment for the Restricted Securities sold by the Holders pursuant to the Registration Statement.

       (c) Indemnification similar to that specified in Sections 4(a) and 4(b) shall be given by the Company and the Holders of any Restricted Securities (with such modifications as shall be appropriate) covered by any registration or other qualification of securities under any federal or state securities law or regulation other than the Act with respect to any such registration or other qualification effected pursuant to this Agreement.

       (d) Any Person which proposes to assert the right to be indemnified under Sections 4(a), 4(b) or 4(c) shall, promptly after receipt of notice of commencement of any action, suit or proceeding against such Person in respect of which a claim is to be made against an indemnifying Person under such Section 4(b), 4(b) or 4(c) notify each such indemnifying Person of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. The indemnifying Person shall be entitled to participate in and, to the extent such indemnifying Person may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to the Person claiming indemnification, and after notice from the indemnifying Person of its election to assume the defense thereof the indemnifying Person will be liable to the Person claiming indemnification only for legal fees and expenses incurred by the Person claiming indemnification prior to the date upon which such Person received notice that the indemnifying Person had chosen to assume the defense of such action (including any costs incurred subsequent to that date relating solely to organization or clean-up of work performed prior to such date). The Person claiming indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Person against whom indemnification is sought; provided, however, that notwithstanding the foregoing, in any case when indemnification is sought against the Company and (i) the Person seeking indemnification has been advised by counsel to the Company that its defenses may be different from those of the Company and that such counsel cannot represent both it and the Company due to a conflict of interest, or (ii) the Company has not proceeded in a timely manner to effect such defense, then the fees and expenses of counsel for such Person shall be paid by the Company. In no event shall a Person against whom indemnification is sought be obligated to indemnify any Person for any settlement of any claim or action effected without the indemnifying Person's consent.

       (e) The indemnification provided for under this Section 6 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Restricted Securities.

       (f) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 4 is for any reason held to be unavailable to an indemnified party under Sections 4(a), 4(b) or 4(c) above in respect to any losses, claims, damages or liabilities referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities. The relative fault of a party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions of this
Section 4, the Holders shall not be required to contribute any amount in connection with any Registration Statement in excess of the proceeds received by the Holders pursuant to such Registration Statement.

SECTION 5.  PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

       No Person may participate in any Underwritten Registration hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

SECTION 6.  ASSIGNABILITY OF REGISTRATION RIGHTS

       The registration rights set forth in this Agreement shall accrue to each subsequent Holder of Issued Stock or Restricted Securities who consents in writing to be bound by the terms and conditions of this Agreement.

SECTION 7.  GRANT OF SUBSEQUENT REGISTRATION RIGHTS

       So long as Shareholder has not sold all shares of Issued Stock, the Company may not grant registration rights to subsequent investors in the Company unless such rights are not senior to the rights of the Holders or the grant of such rights is consented to by the Holders.

SECTION 8.  SEVERABILITY

       Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 9.  RULE 144

       At the written request of Shareholder in compliance with Rule 144 promulgated by the Commission under the Act, the Company shall furnish to the Holders, within ten days after receipt of such request, a written statement as to whether or not the Company is in compliance with the filing requirements of the Commission as set forth in such Rule.

SECTION 10.  DESCRIPTIVE HEADINGS

       The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 11.  NOTICES

       All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt or refusal upon presentation) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

       (a) if to the Shareholder:

                     SFMT-China, Inc.
                     c/o Global TeleSystems Group, Inc.
                     1751 Pinnacle Drive
                     North Tower, 12th Floor
                     McLean, Virginia 22102
                     Facsimile:  (703) 918-0338
                     Attention:  Grier Raclin, General Counsel

       (b) If to the Company:

                     AmTec, Inc.
                     599 Lexington Avenue, 44th Floor
                     New York, New York  10022-6030
                     Facsimile:  (212) 319-9288
                     Attention:  James O'Brien, General Counsel

SECTION 12.  GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Any claim or dispute arising out of or relating to this Agreement which is not settled by the parties within sixty days after notice thereof is first given by either party to the other shall be finally settled under the Commercial Rules of the American Arbitration Association. The arbitration shall be conducted in the City of McLean, Virginia.

SECTION 13.  COUNTERPARTS

       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

SECTION 14.  HEADINGS

       The headings used herein are solely for the convenience of the parties and shall not serve to modify or interpret the text of the Sections at the beginning of which they appear.


                     [Remainder of this page is intentionally blank.]




       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                AMTEC, INC.

                                By:  /s/ Joseph R. Wright, Jr.
                                   ----------------------------------------
                                   Name:  Joseph R. Wright, Jr.
                                   Title: Chairman, Chief Executive Officer
                                            and President


                                SFMT-CHINA, INC.

                                By:  /s/ Raymond I. Marks
                                   -----------------------------------------
                                   Name:  Raymond I. Marks
                                   Title: Senior Vice President






                               August 26, 1998



 Global TeleSystems Group, Inc.
 1751 Pinnacle Drive
 North Tower, 12th Floor
 McLean, Virginia   22102

      Re:  Purchase and Sale of Interests of SFMT-China in V-Tech

 Ladies and Gentlemen:

      We refer to that certain Purchase Agreement by and among SFMT-China, Inc., AmTec Hebei Telecom Holdings, Ltd. and AmTec Inc. dated August 26, 1998 (the "Purchase Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.

      As further inducement for AmTec and Purchaser to enter into the Agreement, GTS has agreed to be obligated to take the actions set forth in this letter (the "Letter Agreement"). Therefor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Future Projects- For a period of two years after the Closing, GTS, and its Affiliates will not pursue any New Communications Project in China without first offering Purchaser or an Affiliate of Purchaser (including AmTec) the option to participate in such project to the extent of 49% of GTS's or its Affiliate's participation in such project and on terms substantially equivalent to that of GTS or its Affiliates, subject to any grant of similar rights which GTS or its Affiliates made prior to the Closing Date. "New Communications Project" shall mean any joint venture now existing or organized after the Closing Date for the primary purpose of investing in or providing financing, operational consulting, technical and engineering services to any telecommunications network owner or operator in The People's Republic of China.
      2. GTS agrees to be bound by the terms and provisions of Section 5.5 of the Purchase Agreement regarding certain consulting services to be provided to Purchaser.

      This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be executed in counterparts by the parties hereto, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Letter Agreement.

                               Very truly yours,

                               AmTec, Inc.


                               By:_____________________________________
                                  Name:  Michael J. Lim
                                  Title: Executive Vice President

                               AmTec Hebei Telecom Holdings, Ltd.


                               By:_____________________________________
                                  Name:  Michael J. Lim
                                  Title: President


 Agreed and accepted this ___
 day of August, 1998 by:


 Global TeleSystems Group, Inc.


 By:___________________________
    Name:
    Title: